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From the CEO                            [Graphic - Picture of Horacio D. Rozanski]

Dear Colleagues and Fellow Shareholders,

After working for more than two decades at Booz Allen Hamilton, I have a deep appreciation for the many things that make our firm strong and successful. But there is one that stands above all others: the quality of our people. Whenever I visit clients, they tell me that Booz Allen has the best people. They value their relationship with us-whether it is newly established or reaches back many years-because our people help them anticipate and meet the demands of a complex world.

Booz Allen’s overriding objective can be summarized in two words: Essential Partner. We aim to be the Essential Partner by knowing each client so well that we design and deliver unique, high-quality, end-to-end solutions that are right at the center of the client’s mission.

In Fiscal Year 2015, the men and women of Booz Allen did just that. Whether it was helping federal agencies implement the Affordable Care Act, developing battlefield-ready technologies on short timelines, using data science to unlock sales opportunities and cost savings, or predicting and then protecting against cyber threats, we met our clients’ highest-priority needs by applying the combined strength of our values, collaboration, strategic vision, technical expertise, and innovative spirit.

Solid Results for Shareholders

Fiscal 2015 was in many ways a year of new beginnings. We entered our second century in business. We made important strides in implementing the Company’s growth strategy. We brought groundbreaking products and solutions to clients. We made two small, strategic acquisitions in the healthcare sector. We forged alliances with leading innovators and startups. We expanded our business in the Middle East and North Africa and moved into Southeast Asia.

All this was achieved while our leaders managed the business with the foresight and agility that a challenging market demands. Many of our clients were still feeling the lagging effects of recent budget cuts and the uncertainty created by sequestration. During the past three years, in fact, our Company faced the most difficult market since the years following the Vietnam War.

Throughout this period, we have consistently delivered financial results in line with our guidance and outperformed most competitors. Our strategy has been to manage costs tightly, focus on the things we can control, and confidently invest in new markets and capabilities so that we emerge stronger for the future. That steady path produced solid financial results for FY15:

•	Annual revenue was $5.27 billion compared with $5.48 billion in the prior fiscal year, a 3.7 percent decline due to a decrease in billable hours and billable expenses.

•	Adjusted net income declined slightly to $240.3 million, from $241.9 million in FY14.

•	Despite lower revenues, our profit margin grew: Adjusted EBITDA margin was 9.9 percent in 2015, up from 9.7 percent last year.

•	After ramping up hiring in the second and third quarters, our headcount at year-end was 22,540, compared with 22,664 in 2014. We continue to hire to meet growing demand.

•	Total backlog on March 31, 2015, was $9.36 billion, down from $9.84 billion in the prior year. Funded backlog increased to $2.69 billion at year-end from $2.29 billion at the end of FY14.

•	Our annual book-to-bill ratio improved to 0.91 for the year, compared with 0.69 in FY14.

•	Free cash flow was $273.9 million, or 114 percent of adjusted net income.

•
We returned $1.46 per share in dividends this year, which-together with our share price appreciation-represented a total return to shareholders of 40.4 percent over the 12 months ending March 31, 2015.

As the year came to a close, our core federal market was signaling improvement. Prices appear to be stabilizing, and government clients, more certain about their budgets, seem better able to focus on their missions. Our pipeline is strong, and our win rates on both new work and recompeted contracts remain high. In this healthier environment, Booz Allen is well positioned to accelerate out of the downturn, and ultimately, to achieve sustainable, quality growth.

Investment for Growth

In reaching for revenue gains that will endure, the firm in FY15 continued to invest in a set of growth platforms under our Vision 2020 strategy-a comprehensive plan for the future.

Using a powerful combination of consulting expertise, technical skill, and mission knowledge, we are scaling across our client base advanced capabilities in engineering, systems delivery, and cyber. At the same time, we are advancing our innovation agenda-which includes deep expertise in digital solutions, predictive intelligence, and next-generation analytics-and building our commercial and international business, the fastest-growing parts of our firm.

In our Engineering Growth Platform, we are combining the strengths of Booz Allen Hamilton Engineering Services-a unit we acquired in 2012-with expertise long resident in our defense, intelligence, and homeland security markets to offer clients a variety of advanced engineering services, solutions, and products. The firm now employees more than 3,200 engineers and applied scientists, and our opportunity pipeline has increased significantly in recent years. We have a clear roadmap for growth in areas including C4ISR, solutions design and implementation, prototyping, systems engineering and integration, and sustainment engineering and life cycle extension for mission-critical platforms.

Strong potential for growth in our systems delivery business stems from three converging trends: rapid technology innovation in areas such as cloud, big data, and mobility; more advanced methodologies being used by developers; and increasing demand from clients for quick deployment. Our focus is on developing mission-critical and mission-enabling systems, areas that require both consulting expertise and client knowledge.

The size, frequency, and complexity of damaging cyber attacks are growing at a rapid pace. This dangerous trend is stimulating enormous demand for capabilities that can predict, protect against, detect, diagnose, and respond to cyber incidents. Booz Allen is a recognized leader on cyber in defense and intelligence, and we increasingly are taking both our insight into threats and our capabilities against them to clients in the civil, commercial, and international markets.

Innovation is also central to our strategy for the future-so much so that we created the Strategic Innovation Group in 2013 to drive growth through adjacent and transformative innovation that is focused on client problems. The SIG is expanding our portfolio by developing new products and solutions, fostering a culture of innovation inside Booz Allen, and ensuring that the best ideas from across the firm are spread throughout our defense, intelligence, civil, commercial, and international markets. Under our innovation agenda we also are creating alliances with nonprofits, academia, and other companies so that we can bring to clients the best of our collective talent and intellectual capital.

In the commercial sector, financial services, health, energy, automotive, and retail companies are turning to Booz Allen for a wide range of expertise, including military-grade cybersecurity, big data solutions, predictive intelligence, and regulatory compliance. On the international side of our business, in FY15 we significantly grew our presence in the Middle East and North Africa and opened an office in Singapore, which will serve as our hub in that part of the world.

Also in support of our growth agenda, we made two small acquisitions in FY15 that fortify our service offerings in the health market. Both companies are an excellent cultural fit and align well with our business priorities. The Baltimore, MD-based healthcare unit of Genova Technologies, which provides IT solutions and strategy for the Centers for Medicare & Medicaid Services, supplements our strong relationship with the Department of

Health & Human Services. Boston-based Epidemico, Inc., brings us cutting-edge expertise in epidemiology and social media analytics. Its HealthMap product leads the field in digital disease detection, tracking more than 200 infectious diseases worldwide in 15 different languages.

Our Strengths Reinforced

All of these efforts-pursuing new markets, horizontally scaling the most sought-after capabilities, taking new products and solutions to market, partnering with other innovators, and creating distinctive business and people models to support new lines of business-build on the long-standing strengths of our core business: our consulting heritage and deep understanding of clients’ missions.

The exceptional people of Booz Allen are raising the bar yet again so that we grow our client base, reach deeper into the center of their missions, and continue to thrive as the industry leader. In fact, we aim to fundamentally change the way clients think about us, bringing them ideas and solutions beyond those they would expect from a traditional consulting company. Our strategy comes from our strengths and reinforces our strengths. And it is paying off already, helping Booz Allen to outpace our competition in the federal market as well as creating new avenues for growth.

A New Century of Excellence

I am deeply honored to lead this extraordinary institution as we enter our second century. Each and every day, the men and women of Booz Allen inspire me with their boundless ingenuity and their deep dedication to each other, our clients, and our communities.

This year we were again recognized by Fortune magazine as one of the “World’s Most Admired Companies.” The achievement I may be most proud of, though, came from within. To mark our 100th year, we challenged ourselves to give at least 100,000 hours of volunteer service. In less than 10 months, we surpassed that goal, and by December 31, the people of Booz Allen had volunteered more than 152,700 hours at nearly 1,500 organizations across the country. Given our rich history of service to the communities in which we work and live, it came as no surprise that our Centennial Community Challenge made such a big difference to so many.

That kind of caring and commitment can be seen in all that we do. And looking to the future, it will continue to fuel Booz Allen’s success. Our promise to clients, investors, and each other is to constantly improve and evolve so that we do more than simply deliver effective solutions. We create original value for our shareholders and each client-applying the best ideas, best capabilities, and best people to every undertaking.

/s/ Horacio D. Rozanski

Horacio D. Rozanski
President and Chief Executive Officer
June 18, 2015